Exhibit 5.1

February 23, 2016

The Board of Directors

Apple Inc.

1 Infinite Loop

Cupertino, California 95014

Apple Inc.

$500,000,000 Floating Rate Notes due 2019

$500,000,000 Floating Rate Notes due 2021

$500,000,000 1.300% Notes due 2018

$1,000,000,000 1.700% Notes due 2019

$2,250,000,000 2.250% Notes due 2021

$1,500,000,000 2.850% Notes due 2023

$2,000,000,000 3.250% Notes due 2026

$1,250,000,000 4.500% Notes due 2036

$2,500,000,000 4.650% Notes due 2046

Ladies and Gentlemen:

We have acted as counsel to Apple Inc., a California corporation (the “Company”), in connection with the issuance and sale by the Company, subject to the terms and conditions set forth in the Underwriting Agreement, dated February 16, 2016 (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters listed on Schedule I thereto, of $500,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2019, $500,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2021, $500,000,000 aggregate principal amount of the Company’s 1.300% Notes due 2018, $1,000,000,000 aggregate principal amount of the Company’s 1.700% Notes due 2019, $2,250,000,000 aggregate principal amount of the Company’s 2.250% Notes due 2021, $1,500,000,000 aggregate principal amount of the Company’s 2.850% Notes due 2023, $2,000,000,000 aggregate principal amount of the Company’s 3.250% Notes due 2026, $1,250,000,000 aggregate principal amount of the Company’s 4.500% Notes due 2036 and $2,500,000,000 aggregate principal amount of the Company’s 4.650% Notes due 2046 (collectively, the “Notes”). The Notes are being issued pursuant to the Indenture, dated as of April 29, 2013 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Officer’s Certificate, dated the date hereof, relating to the Notes (the Officer’s Certificate, together with the Base Indenture, the “Indenture”).

In such capacity, we have examined originals or copies of the following documents:

(a)	the Underwriting Agreement;

(b)	the Indenture; and

(c)	copies of the Notes in global form.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.”

We have also examined the following:

(a) the Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company, as amended through the date hereof; and

(b) originals or copies of such corporate records of the Company, certificates of officers of the Company and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a) the genuineness of all signatures;

(b) the authenticity of the originals of the documents submitted to us as originals;

(c) the conformity to authentic originals of any documents submitted to us as copies;

(d) as to relevant factual matters, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Company;

(e) that each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each party, other than the Company, in accordance with its terms; and

(f) that:

(i) the Company is an entity duly organized under the laws of the jurisdiction of its organization;

(ii) the execution, delivery and performance by the Company of each of the Opinion Documents do not and will not:

(A) except with respect to Generally Applicable Law (as defined below), violate any law, rule or regulation applicable to it;

(B) breach or otherwise violate any order, writ, judgment, injunction, decree or other determination binding on it or to which it is subject; or

(C) result in any conflict with or breach of any agreement or document binding on it; and

(iii) except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the States of New York and California (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York or California lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, any of the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Notes have been duly authorized and executed by the Company and, when authenticated by a duly authorized signatory of the Trustee in accordance with the Indenture, and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a) Our opinions above are subject to:

i. the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws);

ii. the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law);

iii. public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct or unlawful conduct; and

iv. the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law.

(b) Our opinions are limited to Generally Applicable Law, and we express no opinion therein concerning any other laws.

This letter is being furnished to you in connection with the transactions contemplated by the Opinion Documents.

This letter is expressly limited to the matters set forth above and speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3ASR (File No. 333-188191) filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”), and to the use of our name under the heading “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

MJS/ES/DN/CO/TRE/JC

DOS